UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2008

RASER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32661

DELAWARE	87-0638510
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

(Address of principal executive offices, including zip code)

(801) 765-1200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On March 19, 2008, Raser Technologies, Inc. (“Raser”) agreed to sell $50 million aggregate principal amount of its 8.00% Convertible Senior Notes due 2013 (the “Notes”) pursuant to the terms of the Purchase Agreement, dated March 19, 2008, between Raser and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Initial Purchaser”), a copy of which is attached hereto as Exhibit 10.1 (the “Purchase Agreement”). Raser has granted the Initial Purchaser of the Notes a 30-day overallotment option to purchase up to an additional $5 million aggregate principal amount of the Notes. The Notes are being offered through the Initial Purchaser only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The net proceeds from the sale of the Notes, after deducting the Initial Purchaser’s discount of $2 million and the estimated offering expenses payable by Raser, are expected to be approximately $47.7 million. The Purchase Agreement contains customary representations, warranties and covenants. Under the terms of the Purchase Agreement, Raser has agreed to indemnify the Initial Purchaser against certain liabilities.

The Notes will pay interest semi-annually at a rate of 8.00% per annum. The Notes will be convertible, at the holder’s option, at an initial conversion rate of 108.3658 shares of common stock per $1,000 principal amount of Notes, which represents a 20% conversion premium based on the last reported sale price of $7.69 per share of Raser’s common stock on March 19, 2008.

Raser will place approximately $7.9 million (plus an additional $0.8 million if the Initial Purchaser exercises its over-allotment option in full) in an escrow account to secure payment of the first two years of interest payable on the Notes. Concurrently, with the pricing of the Notes, Raser is entering into a call spread option transaction (the “Call Spread Contract”) and a confirmation of forward stock purchase transaction (the “Forward Stock Purchase Contract”) with an affiliate of the Initial Purchaser of the Notes, as counterparty, copies of which are attached hereto as Exhibits 10.2 and 10.3. Raser expects to use approximately $15 million of the net proceeds from the offering to repurchase shares of its common stock pursuant to the Forward Stock Purchase Contract and approximately $6 million of net proceeds to fund the Call Spread Contract. Raser intends to use the remaining net proceeds from the offering for general corporate purposes and to continue well field and other development activities for the geothermal power plants Raser intends to develop.

In connection with the Call Spread Contract and the Forward Stock Purchase Contract, the hedge counterparty has advised Raser that it or its affiliates may enter into various derivative transactions with respect to Raser’s common stock concurrently with or following the pricing of the Notes. However, the counterparty or its affiliates may from time to time, following the pricing of the Notes, enter into or unwind various derivative transactions with respect to Raser’s common stock in secondary market transactions. These activities could have the effect of decreasing the price of Raser’s common stock and could affect the price of the Notes.

The Initial Purchaser has engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with Raser. They have received customary fees and commissions for these transactions.

The above description of the Purchase Agreement, the Call Spread Contract and the Forward Stock Purchase Contract are qualified in their entirety by reference to the terms of the Purchase Agreement, the Call Spread Contract and the Forward Stock Purchase Contract attached hereto as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Purchase Agreement, dated March 19, 2008, by and between Raser Technologies, Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated.

10.2	Call Spread Option Transaction, dated March 19, 2008, between Merrill Lynch Financial Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Raser Technologies, Inc.

10.3	Confirmation of Forward Stock Purchase Transaction, dated March 19, 2008, between Merrill Lynch Financial Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Raser Technologies, Inc.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

Date: March 25, 2008